Exhibit 10.1

Marpai, Inc.

January 31, 2023

Mr. Gonen Antebi

Via electronic mail

Dear Gonen:

Marpai, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.
Position; Start Date. Your title will be Chief Operating Officer, and you will report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or interfere with the performance of your duties to the Company. For the avoidance of doubt, you may engage in any activity related to patient engagement and patient experience including initiatives, projects or startups. Subject to any pre-employment requirements, your employment with the Company will begin on February 1, 2023, or such other day as you and the Company may agree (the “Start Date”).
2.
Mission. As the Company’s Chief Operating Officer:
●
To lead the Company’s third-party administrator business, including all the operations therein.
●
To lead the integration efforts as the Company makes a single operation in terms of people, process and technologies from two sets of each, given the Company’s recent acquisition of Maestro Health.
●
To lead the implementation of the Company’s technology products into the TPA in a manner that can be referenced for future business, which may involve selling these technology products (versus traditional TPA services) to other TPA’s or other payers.
●
To upgrade human resources where necessary in order to prepare the Company for growth in the years to come.

3.
Scope of Authority. As the Company’s Chief Operating Officer, your initial scope of authority will comprise the following:
●
You shall be an officer of the Company, and you shall be included as such in filings related to our management with the Securities and Exchange Commission.
●
All areas of our TPA, including: claims processing, call centers, client account management, and sales shall report to you.
4.
Base Salary. The Company will pay you a base salary at the initial rate of Three Hundred Twenty Five Thousand Dollars ($325,000) per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
5.
Annual Bonus & Special Bonus Opportunities.

(a)
You will be eligible for an annual bonus with a target of 75% of your base salary (the “Annual Bonus”). The actual Annual Bonus could be larger or smaller than this amount, based on your achievement of performance metrics, which shall be determined by the Company at its sole and absolute discretion at the beginning of each year. The CEO will determine the attainment of performance targets and the Annual Bonus amount in the CEO’s reasonable discretion. Annual Bonuses shall be paid to you within three (3) months after the end of the fiscal year in which earned, and will have no employment condition by the Company on the date such Annual Bonus is paid
(b)
Additionally, and independently of the Annual Bonus Opportunity, you shall receive a special, one-time bonus equal to $100,000 upon the TPA business of the company reaching a level of TPA Adjusted EBITDA of no less than zero for a period of a calendar quarter. For avoidance of doubt, the TPA Adjusted EBITDA shall exclude the lease costs associated with the Chicago and Charlotte offices related to the Maestro acquisition, non-cash items like stock based compensation, one-time restructuring expenses including severance, all corporate (non-TPA) expenses and all R&D. TPA Adjusted EBITDA is reported in management detailed financial statements.

6.
Sign-On and Renewal Bonus in each of the first and second years.
(a)
The Company will pay you a sign-on bonus in an amount equal to $50,000 within fifteen (15) days of the Start Date.
(b)
The Company will pay you a second sign-on bonus in an amount equal to $50,000 within fifteen (15) days of the second anniversary of the Start Date, should you and the Company agree to renew the term of this Agreement for a second year.

7.
Business Expenses. The Company shall pay rent for your corporate apartment in the United States. The Company also recognizes that your work is in the United States and abroad and will pay for up to twelve round trip, international, business class airfares. . Other business expenses, including mobile phone, shall be reimbursed per the Company’s reimbursement policies.
8.
Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation. The Company encourages you to consult a tax professional concerning all tax reporting requirements related to your compensation and benefits.
9.
Employee Benefits. As a regular full-time employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits offered to similarly-situated Company employees, in accordance with the terms of such employee benefit policies and plans. Among other things, these benefits include medical and dental insurance, a 401(k) retirement plan, as well as disability insurance and life insurance as available to other executive employees. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time, and not less than 21 days annually. The Company may modify its employee benefit plans at any time in its discretion.
10.
Equity Grants.

(a)
As approved by the Board , you will be awarded an option to purchase 300,000 to shares of the Company’s common stock. The exercise price shall be the market price on the date of grant as quoted on the NASDAQ market. These options shall vest quarterly over the initial one-year term.
(b)
If both parties agree to renew the term of this Agreement for an additional year, you will be awarded an option to purchase 300,000 additional shares of the Company’s stock. The exercise price shall be the market price on the date of grant as quoted on the NASDAQ market. These options shall vest quarterly in the one-year renewal term.

11.
Blackout Periods. You acknowledge that you will be subject to restrictions on trading or effectuating any other transactions in the Company’s securities during regular blackout periods and during any special blackout periods designated by the Company. You further acknowledge that even during an open trading window, you may not trade in the Company’s securities if you are in possession of material nonpublic information concerning the Company or its securities.
12.
Proprietary Information and Inventions Agreement. As a senior executive of the Company, you will have access to the Company’s proprietary and confidential information. In consideration for and as a requirement of your employment, you will be required to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
13.
No Conflict. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
14.
Term. Unless earlier terminated in accordance with Section 15, your employment under this letter agreement will begin on the Start Date and shall continue for a term of one (1) year. Following expiration of the initial one-year term of employment, the term will automatically renew for successive one-year periods unless either you or the Company delivers a notice of non-renewal at least one month prior to the expiration of the then-current period.
15.
Termination.

(a) Your employment with the Company may terminate due to your death, your Disability (as defined below), your voluntary termination, termination by the Company for Cause (as defined below), or termination by the Company without Cause.

(b) “Disability” means your physical or mental injury, illness or incapacity as a result of which you are unable to perform the essential functions of your position (after an interactive process that accounts for reasonable accommodation) and such inability is expected to last permanently or has existed for a period of sixty (60) days within any 12-month period.

(c) “Cause” means:

(i) Your willful and continued failure to perform your duties and responsibilities which remains uncured for a period of thirty (30) days following written notice of such failure from the Company to you;

(ii) Your proven willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company that materially and adversely affects the Company, provided you have been afforded a reasonable opportunity to be heard and defend your actions before the Board with counsel of your choosing;

(iii) the indictment of, or the bringing of formal charges against, you on charges involving, or a conviction of, a felony or any crime involving an act of dishonesty, moral turpitude, deceit or fraud against the Company or theft, misappropriation or embezzlement of funds of the Company; or

(iv) Your having committed acts of omission constituting an intentional, knowing, or grossly negligent breach of your duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company which is not cured or substantially cured to the satisfaction of the Board in a reasonable time, which time shall be at least thirty (30) days from receipt of written notice from the Company of such material breach;

(v) your material breach of this letter agreement that is not cured (if curable) within thirty (30) days following written notice from the Company of such breach; or

(vi) any material violation of the Company’s policies including, but not limited to, the Company’s policies against harassment, discrimination or retaliation that is not cured (if curable) within thirty (30) days following written notice from the Company of such violation.

(d) “Good Reason” means:

the occurrence without your consent: (i) of a material reduction in the your compensation terms, taken as a whole, other than a reduction of less than 10% which is applied on a broad basis to similar situated employees; (ii) a reduction in your title or a material reduction in the scope of authorities and/or responsibilities; (iii) a non-consensual change of more than thirty (30) miles in the geographic location at which you currently provide services to the Company; or (iv) any action or inaction that constitutes a material breach of any provision by the Company of this Agreement or any other agreement between you and the Company provided further, that in each case, you notified the Company (or its successor, as applicable), within thirty (30) days after the occurrence of any such failure, and the Company (or its successor, as applicable) failed to cure such event within thirty (30) days after the receipt of such notice and you terminate employment within thirty (30) days following the expiration of the cure period.

16.
Severance Benefits. If: (i) the Company terminates your employment without Cause, (ii) the Company declines to renew this letter agreement and your employment upon expiration of the initial one-year term or any successive one-year term, or (iii) you terminate your employment for Good Reason, then (x) the Company will pay your base salary through the date that is six (6) months following the termination date (the "Severance Period") payable in regular installments as special severance payments, but in no event less frequently than monthly, (y) you shall be entitled to receive any unpaid, Annual Bonus, in the target amount, pro-rated through the employment termination date, and (z) the Company will issue to you the options from the Equity Grant that have vested as of the employment termination date (collectively, the “Severance Benefits”). Notwithstanding anything herein to the contrary, you shall not be entitled to receive any Severance Benefits unless you have executed and delivered to the Company a general release in favor of the Company in a form attached hereto as Exhibit B (the "General Release"), and such General Release is in full force and effect and has not been revoked.
17.
Change in Control. In the event that the Company: (a) consummates a Merger/Sale (as defined in the Plan), and (b) during the 3 months preceding and 18 months following the consummation of the Merger/Sale your employment is terminated by the Company not for Cause (as defined in the Plan) or by you for Good Reason (as defined below), then in such case, 100% of any equity grants issued under Section 10 shall accelerate and become fully vested and exercisable as of such termination date, provided that upon such termination, you execute and do not revoke (during any applicable revocation period) the General Release.
18.
Indemnification. The Company shall indemnify you, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of you being an officer or employee of the Company or of any subsidiary or affiliate of the Company. This indemnification shall be pursuant to a mutually agreeable Indemnification Agreement, which shall be no less protective of you than any indemnification agreement with the Company’s current officers and directors. The Company shall maintain in full force and effect directors’ and officers’ liability insurance in reasonable amounts from established and reputable insurers and provide you coverage under such insurance policies.
19.
Interpretation, Amendment and Enforcement. This letter agreement and Exhibits A and B constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law.
20.
Arbitration. Except as otherwise prohibited by law, any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration shall be administered by Judicial Arbitration and Mediation Services (“JAMS”) pursuant to the pertinent JAMS Employment Arbitration Rules & Procedures as then in effect located at http://www.jamsadr.com. The arbitration shall be conducted in a location selected by you in your sole and complete discretion. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. This Section also does not apply to claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).

* * * * *

This offer of employment is contingent upon verification of your authorization to work in the United States, background screening, and your execution of the Proprietary Information and Inventions Agreement. We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on February 3, 2023.

If you have any questions, please call me at (646) 303-3483.

Very truly yours,

MARPAI, INC.

By: /s/ Edmundo Gonzale

Edmundo Gonzalez, CEO

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

Exhibit B: Release and Waiver of Claims